EX-4
                         CREDITORS TRUST AGREEMENT

                      HITSGALORE, SYSTEMS COMMUNICATIONS
                           CREDITORS TRUST AGREEMENT

     AGREEMENT AND DECLARATION OF TRUST made and entered into June 26, 2002, by and between DIAMOND HITTS PRODUCTION, INC., a Nevada corporation (hereinafter, the "Company"), and GARY BORGLUND
(hereinafter, the "Trustee").

     NOW, THEREFORE, the Parties to this Agreement of Trust agree as follows:

ARTICLE I. The Grant Of Trust

a. Transfer to Trustee. The Company irrevocably grants, releases, assigns, transfers, conveys, and delivers to the Trustee, and the Trustee accepts, all of the Company's right, title, and interest in and to the following property:

1) All of the Company's accounts receivable, whether currently booked or previously written off,

2) All of the Company's rights for royalties, fees, dividends or other monies which may be due the Company as a result of any contractual agreements,

3) All of the Company's rights for specific performance which the Company may have,

4) A lien equal to 100% of any recovery of any award granted to the Company as damages arising out of the tortious conduct of others,

5) A lien equal to 100% of any recovery of any award granted to the Company as restitution for the criminal conduct of others,

6)  Two Hundred Sixty-Five million (265,000,000) shares of the
Company's common stock,

7) All other property, personal or real, in which the company, as of the date of this agreement, may have total or partial rights of ownership.

b. Instruments of Further Assurance. The Company and such persons as shall have the right and power will, upon reasonable request of the Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to more effectively carry out the purposes of this Agreement, to transfer any property intended to be covered hereby, and to vest in the Trustee, his successor and assigns, the estate, powers, instruments, or funds in Trust hereunder.

c. Effective Date. The effective date of this transfer is contemporaneous with the creation of this Trust and the date of this Trust Agreement irrespective of the date of the physical delivery of the trust estate property to, and receipt by, the Trustee.

ARTICLE II. Description of the Trust

a.  Purpose of the Trust. This Trust has been created in order to:
(i) preserve the trust estate for benefit of the Company's creditors,
(ii) to insure that no one single creditor or group of creditors gains unfair advantage over other creditors, (iii) to liquidate and reduce to cash money the trust estate, and, (iv) to distribute all of the proceeds of such liquidation, less the reasonable and ordinary expenses attendant to liquidation and distribution, among the several creditors, pro rata, relative to the amount of each creditor's valid claim.

b. Name of Trust. This Trust shall be known as the Hitsgalore.com, Systems Communications, Creditors Trust.

c. Duration of the Trust. This Trust will be established at the time and date of the execution of this Trust Agreement by the Company and the Trustee, and shall terminate at the earliest of the following dates:

1) Upon the payment in full of the claims of all creditors who have filed claims with the Trustee, or,

2)  A date six years from the creation of this Trust.
For all purposes of this Trust Agreement, the date referred to in
Section II(c)1., shall be determined solely in the discretion of the Trustee.

d. Termination of Trust. Upon termination of the Trust, either by passage of time or by payment of all creditor's claims in full, all property of any nature whatsoever which remains in the trust estate shall revert to the Company.

e. Liquidating Trust. The Trust created by this Trust Agreement is a liquidating trust, and, except for as may be herein provided, the Trustee shall have sole discretion over the method(s) of liquidation.

f. Definition of the Trust Estate. Trust Estate shall mean all the property held from time to time by the Trustee under this Agreement of Trust.

g. Ownership of the Trust Estate. The Trust Estate shall at all times be the sole property of the Trustee and no rights shall pass to the beneficiaries by virtue of this Trust Agreement, other than the right to a pro rata distribution of liquidated funds.

h. Applicable Law. As to matters affecting the Trust, the laws from time to time in force in the State of California shall govern except as otherwise herein specifically provided.

ARTICLE III. Powers and Limitations of the Trustee

a. Powers of the Trustee. The Trustee shall be empowered, without limitation, to do any lawful act to reduce the Trust Estate to cash money for distribution to creditors of the Company.

b. Borrowing. The Trustee shall have the right to borrow money and to pledge or mortgage as security for the loan all or any part of the Trust Estate when in the opinion of the Trustee it is necessary to borrow money in order to carry out properly the purpose of this Trust.

c. Payment of Expenses and Other Liabilities. The Trustee shall pay from Trust Moneys all expenses, charges, liabilities, and obligations of the Trust Estate and all liabilities and the costs, charges, and expenses connected with or growing out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Estate by the Trustee. The Trustee may, in his discretion, make provision by reserve or otherwise out of the Trust Moneys, for such amount as the Trustee in good faith may determine to be necessary to meet present or future liabilities of the Trust, whether fixed or contingent.

d. Commence And Maintain Legal Actions. The Trustee shall have the right to commence and maintain legal actions or arbitration procedures, in his own name, as Trustee of the Hitsgalore.com, Systems Communications, Creditors Trust.

e. Employment of Agents. The Trustee may employ and pay reasonable compensation to agents, investment counsel and attorneys.. The Trustee shall not be liable for any neglect, omission, or wrongdoing of such agents, investment counsel, attorneys, provided that the Trustee shall have exercised reasonable care in the selection of any such person.

f. Instruments. The Trustee may execute and deliver all necessary or proper deeds or other instruments necessary to carry out his functions.

ARTICLE IV. Duties of the Trustee.

a. Books of Account. The Trustee shall keep full books of account showing the condition of the trust, which shall be open at all reasonable times to the inspection by any duly authorized agent of the Company. The Trustee shall make quarterly reports to the Company and to those creditors who have filed claims seeking distributions from the Trust.

b. Collection of Money. The Trustee shall collect and receive any and all money and other property of whatsoever kind or nature due to or owing or belonging to the Trust and to give full discharge and acquitance therefor.

c. Enforce Collection. The Trustee shall use all lawful means, including but not limited to the filing of legal actions of whatever nature to effect collection of any and all money owed to the Trust.

d. Sale of Stock. The Trustee shall cause to be sold on the public markets, in a manner consistent with all applicable laws, rules and regulations as may apply to such sales, up to, but not to exceed, forty-four million, one hundred thousand (44,100,000) shares of the Company in any one year period. The amount and time of such sale(s) shall be at the sole discretion of the Trustee.

e. Procedure for Claims of Creditors. The Trustee shall establish a method for the filing of creditors' claims against the Trust Estate. Such method shall provide that, in turn for distribution from the Trust Estate, creditors, and each of them, shall agree to forebear in the collection of their claims against the Company.

f. Validation of Claims of Creditors. The Trustee shall take such measures as to insure that each of the creditors' claims is a true claim, remaining unpaid as of the date of filing, and justly owed in the amount claimed.

g.  Distribution of Trust Moneys and Reporting Of Status. The
Trustee shall, on or before the 20th days of February, May, August, and November in each year, or as soon as practicable thereafter, distribute and pay, or cause to be distributed and paid, to each creditor who has filed a valid claim on or before the 30th day of the preceding January, April, July and October, respectively (the "record date" or "record dates"), in proportion to their respective claims, that is, pro rata according to the dollar amount of the creditor's claim, all of the trust money (not previously distributed to the creditors) as of the close of business on the record date remaining after payment of, or provision for, the expenses, liabilities, and obligations of the trust. In determining the amount of any distribution the Trustee may rely upon the advice and opinion of independent certified public accountants and of counsel.

ARTICLE V. Miscellaneous Trustee Matters.

a. Trustee's Fees. The Trustee shall be paid, as his fee for the services provided, the sum of two and one-half percent (2 1/2%) of monies collected as a result of the liquidation of the Trust Estate.

b. Exculpatory Provision. The Trustee hereunder shall not be personally liable upon any contract of indebtedness of or claims against the trust estate.

c. Succession of Trustees. If, at any time the Trustee appointed in this Trust Agreement is unable or unwilling to serve as Trustee, the board of directors of the Company shall appoint a substitute or successor Trustee.

d. Nonliability of Trustee for Acts of Predecessor Fiduciary. Any Trustee or successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the assets comprising this trust estate or as to any other fact bearing upon the prior administration of any such estate or the trust. A Trustee or successor Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor fiduciary, nor have a duty to enforce any claims against any predecessor fiduciary on account of any such act or omission.

e. Generally. The Trustee shall hold the legal and equitable title to all property at any time constituting a part of the Trust Estate and shall hold the property in Trust to be administered and disposed of by him pursuant to the terms of this Agreement for the benefit of creditors of the Company.

f. Reliance. No Trustee shall be liable for any error of judgment made in good faith, unless it shall be proved that the Trustee was negligent.

g. Implied Liability. No Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustees.

h. Indemnification. The Trust shall indemnify any and all of its Trustees or former Trustees or any person who may have served at his request as a Trustee or another Trust of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been a Trustee of this Trust, in relation to matters as to which any such Trustee or former Trustee shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Trust Agreement or otherwise. The Trustee is authorized to pay or to cause to be paid out of the Assets of the Trust, all expenses, fees, charges, and liabilities incurred or arising in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party.

ARTICLE VI. Miscellaneous Provisions.

a. Separability. In the event any provision of this Agreement or its application to any person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

b. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of the Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

c. Entire Agreement; Modification, Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreement, representations and understandings of the parties. No waiver of any of the provisions of the Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

d. Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

e. Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance without the necessity of posting a bond or other security, and the parties each expressly waive the defense that a remedy in damages will be adequate.

f. Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover as an element of their damages, reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

g. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but the counterparts shall together constitute but one and the same instrument. In witness whereof Diamond Hitts Production, Inc. has caused this' Agreement to be signed and acknowledged by its President and its corporate seal to be affixed, and the same to be attested by its Secretary, and the Trustee have signed, sealed, and executed this Agreement, all as of the day and year first above written.

                                            Diamond Hitts Production, Inc.


                                            By: /s/  Mark Crist
                                            Mark Crist, President


                                            Attest: /s/  Charles Maranto
                                            Charles Maranto, Secretary


                                            Trust accepted by:


                                            /s/  Gary Borglund
                                            Gary Borglund, Trustee